August 10, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Stone Mountain Resources, Inc. (now known as Kandi Technologies Corp.)
File#	005-82970

Dear Sir/Madam:

This is to confirm that the client-auditor relationship between Stone Mountain Resources, Inc. and Gately & Associates, LLC ceased as of August 10, 2007 in regards to all accounting and auditing services and all quarterly reports up through and including June 30, 2007. During the Company’s two most recent fiscal years and for any subsequent interim period through Gately & Associates, LLC’s dismissal on August 10, 2007, there has been no disagreement between the Company and Gately & Associates, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Gately & Associates, LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

I have read Item 4.01 included in the Form 8K dated August 10, 2007 of Stone Mountain Resources, Inc. filed with the Securities and Exchange Commission and we are in agreement with the statements contained therein.

GATELY & ASSOCIATES, LLC

/s/ Gately & Associates, LLC